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                                August 8, 1997


                                                                          AVI3-1


AmTec, Inc.
599 Lexington Avenue, 44th Floor
New York, New York 10022

Gentlemen:

     We have acted as counsel for AmTec, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement"). The Registration Statement relates to the offer and sale by the selling securityholders named therein (the "Selling Securityholders") of up to 6,984,127 shares of Common Stock, $.001 par value, of the Company (the "Shares").

     In acting as counsel to the Company, we have examined originals or copies, certified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. In addition, we have examined such books and records of the Company as in our judgment is necessary or appropriate to enable us to render the opinions expressed below.
 We assume for purposes of this opinion that the Shares which are issuable upon conversion of outstanding preferred stock of the Company will be issued in compliance with the Certificate of Incorporation of the Company.

     We are opining herein only as to the effect of the federal laws of the United States, the internal laws of the State of California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, including without limitation any matters of municipal law or the laws or any other local agencies within any state.

     Based upon the foregoing, it is our opinion that the Shares, when sold by the Selling Securityholders in the manner contemplated in the Prospectus made part of the Registration Statement and in conformity with the Certificate of Incorporation of the Company, in effect as of the date hereof,

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will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement and Prospectus of the Company made a part thereof. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of said Act.

                                       Very truly yours,

                                       /s/ TROY & GOULD

                                       TROY & GOULD
                                       Professional Corporation





























                                   EXHIBIT 5.1